EXHIBIT 23.2

                    CONSENT OF KOST, FORER, GABBAY & KASIERER




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the reference to our firm under the caption "Experts" in the Registration Statement Form F-3/A and related Prospectus of TTI Team Telecom International Ltd. for the registration of 12,980,778 shares of its ordinary shares and to the incorporation by reference therein of our report dated February 17, 2004, with respect to the consolidated financial statements of TTI Team Telecom International Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.








                                            /s/ Kost, Forer, Garbay and Kasierer

       Tel-Aviv, Israel                     KOST, FORER GABBAY and KASIERER
       March 21, 2005                       A Member of Ernst & Young Global